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                                                                    EXHIBIT 21.1

                            COMPUTRON SOFTWARE, INC.
                              List of Subsidiaries

                              (as of March 1, 1999)

Computron Holdings, Inc. (incorporated in the State of Delaware)
      Computron Software Pty Limited (incorporated in Australia)
            Computron Software (SA) (Proprietary) Limited (incorporated in South Africa)
Computron Software (Canada) Inc. (incorporated in Canada)
Computron Software S.A. (incorporated in France)
Computron Software (Germany) GmbH. (incorporated in Germany)
Computron Poland Sp. z o.o. (incorporated in Poland)
Computron Software Asia Pte Ltd (incorporated in Singapore)
Computron Software Europe Limited (incorporated in England and Wales)